ALLEGION REPORTS FORTH-QUARTER, FULL-YEAR 2021 FINANCIAL RESULTS,
INTRODUCES 2022 OUTLOOK

•Fourth-quarter 2021 net earnings per share (EPS) of $1.26, compared with 2020 EPS of $1.01; Fourth-quarter 2021 adjusted EPS of $1.11, down 25.5 percent compared with 2020 adjusted EPS of $1.49
•Fourth-quarter 2021 revenues of $709.2 million, down 2.5 percent compared to 2020 and down 1.4 percent on an organic basis
•Full-year 2021 EPS of $5.34, compared with 2020 EPS of $3.39; Full-year 2021 adjusted EPS of $5.19, up 1.6 percent compared with 2020 adjusted EPS of $5.11
•Full-year 2021 revenue of $2.87 billion, up 5.4 percent compared with 2020 and up 4.5 percent on an organic basis
•Full-year 2021 available cash flow was flat to the prior year at $443.2 million
•Company introduces positive 2022 outlook, reflecting expected strong end-market demand and a return to margin expansion
•Full-year 2022 reported revenue growth is estimated to be 6 to 7.5 percent, with organic revenue growth projected to be 7 to 8.5 percent; Full-year 2022 EPS outlook of $5.50 to $5.70 and $5.55 to $5.75 on an adjusted basis

DUBLIN (Feb. 15, 2022) - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today reported fourth-quarter 2021 net revenues of $709.2 million and net earnings of $112.7 million, or $1.26 per share. Excluding charges related to restructuring, acquisition and integration, debt refinancing and a non-cash investment gain, adjusted net earnings were $99.7 million, or $1.11 per share, down 25.5 percent when compared with fourth-quarter 2020 adjusted EPS of $1.49. Reported net earnings for fourth-quarter 2021 include a $0.17 per share gain related to the re-measurement of one of our Allegion Ventures investments. Reported net earnings for fourth-quarter 2020 include a $0.41 per share charge for assets held for sale related to our former QMI business.

Fourth-quarter 2021 net revenues decreased 2.5 percent when compared to the prior-year period (down 1.4 percent on an organic basis). The organic revenue decrease was driven by the Allegion Americas business, offset by growth in the Allegion International business. Reported revenues reflect impacts from foreign currency and divestitures that offset the benefits of acquisitions.

“Our fourth-quarter results reflect the challenging operating environment that we faced throughout the second half of the year,” said David D. Petratis, Allegion chairman, president and CEO. “While end-market demand has remained strong, continued supply chain challenges caused operational inefficiencies and constrained revenue, especially in the Americas segment. We expect sequential improvements in revenue growth, EPS and operating margin performance throughout 2022 as we drive aggressive pricing and work to reduce elevated lead times. The continued strength in market demand, along with record backlog levels entering this year, support future growth well into 2023.”

The Allegion Americas segment revenues decreased 4.2 percent (down 4.3 percent on an organic basis). The non-residential business was up low-single digits percent, and the residential business was down mid-teens percent reflecting the comparison to the large prior-year channel load-in. The segment also faced headwinds due to continued supply chain challenges and shortages in materials and components (including electronic components), which have slowed the pace of revenue realization and extended product lead times. The supply chain headwinds along with robust market demand have led to record backlogs.

The Allegion International segment revenues increased 1.7 percent (up 5.8 percent on an organic basis). The organic growth was driven by continued strength in our Global Portable Security business. Reported revenues reflect the impact of foreign currency.

Fourth-quarter 2021 operating income was $115.1 million, a decrease of $2.6 million or 2.2 percent compared to 2020. Adjusted operating income in fourth-quarter 2021 was $116.3 million, a decrease of $47.2 million or 28.9 percent compared to 2020.

Fourth-quarter 2021 operating margin was 16.2 percent, flat compared to 2020. The adjusted operating margin in fourth-quarter 2021 was 16.4 percent, compared with 22.5 percent in 2020. The 610-basis-point decrease in adjusted operating margin is attributable to increased costs for material, freight, packaging, labor, and operational inefficiencies, driven by continued supply chain pressures which more than offset higher price realization. The adjusted operating margin decrease also reflects increases to variable compensation, more normalized levels of other discretionary spend and higher investment spending, all of which were reduced during 2020 due to the economic uncertainty surrounding the COVID-19 pandemic.

Full-year Results
Full-year 2021 net revenues of $2.87 billion increased 5.4 percent, compared with the prior year (up 4.5 percent on an organic basis). The revenue increases were primarily driven by continued, strong end-market demand and COVID-19 pandemic related pressures in the prior year, which more than offset the impact of supply-chain related revenue delays noted above.

Full-year 2021 net earnings were $483 million or $5.34 per share, compared with $314.3 million or $3.39 per share for the prior year. Full-year 2021 adjusted net earnings were $469.4 million or $5.19 per share, compared with $474.1 million or $5.11 per share in 2020. Reported EPS for 2021 includes $0.24 per share of gains related to equity method and other investments during the year. Reported EPS for 2020 includes $1.07 per share for charges related to goodwill and intangible asset impairment, as well as a $0.41 per share charge for assets held for sale related to our QMI business.

Full-year 2021 operating margin was 18.5 percent, compared with 14.8 percent in 2020. The adjusted operating margin for full-year 2021 was 18.8 percent, compared with 21 percent in 2020. The 220-basis-point decline was driven primarily by inflation exceeding price and productivity, which reflects the impact of increased commodity, material component, packaging, freight and labor inflation, inefficiencies caused by supply chain challenges, as well as the increases to variable compensation, other discretionary spend and incremental investments noted above.

Additional Items
Interest expense for fourth-quarter 2021 was $13.2 million, compared to $12.3 million for fourth-quarter 2020. During the quarter, the company entered into a new $750 million unsecured credit agreement consisting of a $250 million Term Facility and a $500 million Revolving Facility. The new agreement fully replaced the prior credit facility.

Other income net for fourth-quarter 2021 was $22.6 million, compared to other income net of $0.4 million in the same period of 2020. Included within other income, net for the fourth-quarter 2021 was $20.7 million for the investment gain discussed above, which is excluded from fourth-quarter adjusted net earnings and adjusted EPS.

The company’s effective tax rate for fourth-quarter 2021 was 9.5 percent, compared with 11.7 percent in 2020. The company’s adjusted effective tax rate for fourth-quarter 2021 was 6.1 percent, compared with 9.5 percent in 2020.

Cash Flow and Liquidity
Available cash flow for 2021 was $443.2 million, flat versus the prior year. The company ended 2021 with cash and cash equivalents of $397.9 million, as well as total debt of $1,442.1 million.

Share Repurchases and Dividends
During fourth-quarter 2021, the company repurchased approximately 1.5 million shares for approximately $200.1 million under its previously authorized share-repurchase program approved by the company's board of directors in February 2020. For the year, the company repurchased approximately 3.3 million shares for approximately $412.8 million. As announced on Feb. 4, 2022, Allegion’s board of directors declared a quarterly dividend of $0.41 per ordinary share of the company, an increase of 14 percent over the prior dividend. The dividend is payable March 31, 2022, to shareholders of record on March 16, 2022.

2022 Outlook
The company expects full-year 2022 revenues to increase 6 to 7.5 percent on a reported basis and increase 7 to 8.5 percent organically, when compared with 2021, after excluding the expected impacts of acquisitions, divestitures and foreign currency movements.

Full-year 2022 reported EPS is expected to be in the range of $5.50 to $5.70, or $5.55 to $5.75 on an adjusted basis. Adjustments to 2022 EPS include estimated impacts of approximately $0.05 per share for restructuring costs. The outlook includes incremental investment of approximately $0.15 to $0.20 per share to support future growth opportunities in electronics and seamless access; assumes a full-year adjusted effective tax rate of approximately 13 percent; and assumes an average diluted share count for the full year of approximately 88 million shares.

The company is targeting full-year available cash flow of approximately $465 to $485 million.

“Allegion’s long-term business fundamentals are sound, and we continue to invest in our future,” Petratis said. “Strong economic demand, particularly in recovering non-residential markets, is encouraging. I am proud of how our employees responded to numerous challenges in 2021 and am confident Allegion is well-positioned to drive solid results in 2022 and beyond.”

Conference Call Information
On Tuesday, Feb. 15, 2022, David D. Petratis, chairman, president and CEO, and Patrick Shannon, senior vice president and chief financial officer, will conduct a conference call for analysts and investors, beginning at 8 a.m. ET, to review the company's results.

A real-time, listen-only webcast of the conference call will be broadcast live online. Individuals wishing to listen may access the call through the company's website at https://investor.allegion.com.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in seamless access, with leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion secures people and assets with a range of solutions for homes, businesses, schools and institutions. Allegion had $2.9 billion in revenue in 2021, and its security products are sold around the world.

For more, visit www.allegion.com.

Non-GAAP Measures
This news release also includes adjusted non-GAAP financial information which should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. The company presents operating income, operating margin, net earnings and diluted earnings per share (EPS) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, revenue growth on a U.S. GAAP basis and organic revenue growth on a non-GAAP basis, and adjusted EBITDA and adjusted EBITDA margin (both non-GAAP measures). The company presents these non-GAAP measures because management believes they provide useful perspective of the company’s underlying business results, trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures. Further information about the adjusted non-GAAP financial tables is attached to this news release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding the continued impacts of the global COVID-19 pandemic, supply chain constraints, electronic component and labor shortages, inflation, rising freight and material costs, the company's 2022 financial performance, the company’s business plans and strategy, the company’s growth strategy, the company’s capital allocation strategy, the company’s tax planning strategies, and the performance of the markets in which the company operates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Forward-looking statements may relate to such matters as projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, dividends, share purchases or other financial items; any statements of the plans, strategies and objectives of management for future operations, including those relating to any statements concerning expected development, performance or market share relating to our products and services; any statements regarding future economic conditions or our performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are based on the company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond the company’s control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended Dec. 31, 2021, Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and Sept. 30, 2021, and in its other SEC filings. The company undertakes no obligation to update these forward-looking statements.

ALLEGION PLC
Condensed and Consolidated Income Statements
(In millions, except per share data)

UNAUDITED

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

Net revenues	$709.2	$727.3	$2,867.4	$2,719.9
Cost of goods sold	422.7	407.4	1,662.5	1,541.1
Gross profit	286.5	319.9	1,204.9	1,178.8

Selling and administrative expenses	171.4	161.5	674.7	635.7
Impairment of goodwill and intangible assets	—	2.8	—	101.7
Loss on assets held for sale	—	37.9	—	37.9
Operating income	115.1	117.7	530.2	403.5

Interest expense	13.2	12.3	50.2	51.1
Other income, net	(22.6)	(0.4)	(44.0)	(13.0)
Earnings before income taxes	124.5	105.8	524.0	365.4

Provision for income taxes	11.8	12.4	40.7	50.9
Net earnings	112.7	93.4	483.3	314.5

Less: Net earnings attributable to noncontrolling interests	—	0.1	0.3	0.2

Net earnings attributable to Allegion plc	$112.7	$93.3	$483.0	$314.3

Basic earnings per ordinary share
attributable to Allegion plc shareholders:	$1.26	$1.02	$5.37	$3.41

Diluted earnings per ordinary share
attributable to Allegion plc shareholders:	$1.26	$1.01	$5.34	$3.39

Shares outstanding - basic	89.2	91.8	89.9	92.3
Shares outstanding - diluted	89.7	92.3	90.5	92.8

ALLEGION PLC
Condensed and Consolidated Balance Sheets
(In millions)

UNAUDITED

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$397.9	$480.4
Accounts and notes receivables, net	283.3	321.8
Inventories	380.4	283.1
Other current assets	56.0	53.9
Assets held for sale	—	5.8
Total current assets	1,117.6	1,145.0
Property, plant and equipment, net	283.7	294.9
Goodwill	803.8	819.0
Intangible assets, net	447.5	487.1
Other noncurrent assets	398.4	323.4
Total assets	$3,051.0	$3,069.4

LIABILITIES AND EQUITY
Accounts payable	$259.1	$220.4
Accrued expenses and other current liabilities	329.5	293.7
Short-term borrowings and current maturities of long-term debt	12.6	0.2
Liabilities held for sale	—	7.2
Total current liabilities	601.2	521.5
Long-term debt	1,429.5	1,429.4
Other noncurrent liabilities	257.9	285.9
Equity	762.4	832.6
Total liabilities and equity	$3,051.0	$3,069.4

ALLEGION PLC
Condensed and Consolidated Statements of Cash Flows
(In millions)

UNAUDITED

	Year ended December 31,
	2021	2020
Operating Activities
Net earnings	$483.3	$314.5
Depreciation and amortization	83.1	81.0
Impairment of goodwill and intangible assets	—	101.7
Loss on assets held for sale	—	37.3
Changes in assets and liabilities and other non-cash items	(77.8)	(44.2)
Net cash provided by operating activities	488.6	490.3

Investing Activities
Capital expenditures	(45.4)	(47.1)
Acquisition of and equity investments in businesses, net of cash acquired	(6.5)	(12.5)
Other investing activities, net	20.3	2.9
Net cash used in investing activities	(31.6)	(56.7)

Financing Activities
Proceeds from (repayments of) debt, net	11.1	(0.2)
Dividends paid to ordinary shareholders	(129.0)	(117.3)
Repurchase of ordinary shares	(412.8)	(208.8)
Other financing activities, net	1.4	4.4
Net cash used in financing activities	(529.3)	(321.9)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10.2)	10.0
Net (decrease) increase in cash, cash equivalents and restricted cash	(82.5)	121.7
Cash, cash equivalents and restricted cash - beginning of period	480.4	358.7
Cash and cash equivalents - end of period	$397.9	$480.4

SUPPLEMENTAL SCHEDULES

ALLEGION PLC	SCHEDULE 1

SELECTED OPERATING SEGMENT INFORMATION
(In millions)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net revenues
Allegion Americas	$499.5	$521.2	$2,072.2	$2,016.7
Allegion International	209.7	206.1	795.2	703.2
Total net revenues	$709.2	$727.3	$2,867.4	$2,719.9

Operating income (loss)
Allegion Americas	$105.5	$147.8	$525.0	$580.2
Allegion International	28.4	(9.3)	82.4	(102.1)
Corporate unallocated	(18.8)	(20.8)	(77.2)	(74.6)
Total operating income	$115.1	$117.7	$530.2	$403.5

ALLEGION PLC	SCHEDULE 2

The Company presents operating income, operating margin, net earnings and diluted earnings per share (EPS) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, revenue growth on a U.S. GAAP basis and organic revenue growth on a non-GAAP basis, and adjusted EBITDA and adjusted EBITDA margin (both non-GAAP measures). The Company presents these non-GAAP measures because management believes they provide useful perspective of the Company’s underlying business results and trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related U.S. GAAP measures.

The Company defines the presented non-GAAP measures as follows:
•Adjustments to operating income, operating margin, net earnings, EPS and EBITDA include items such as goodwill, indefinite-lived trade name and other asset impairment charges, restructuring charges, acquisition and integration costs, debt refinancing costs, gains or losses related to the divestiture of businesses or equity method investments and significant non-operating investment gains or losses;
•Organic revenue growth is defined as U.S. GAAP revenue growth excluding the impact of divestitures, acquisitions and currency effects; and
•Available cash flow is defined as U.S. GAAP net cash from operating activities less capital expenditures.

These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.

RECONCILIATION OF GAAP TO NON-GAAP NET EARNINGS

(In millions, except per share data)

	Three Months Ended December 31, 2021				Three Months Ended December 31, 2020
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$709.2	$—		$709.2	$727.3	$—		$727.3

Operating income	115.1	1.2	(1)	116.3	117.7	45.8	(1)	163.5
Operating margin	16.2%			16.4%	16.2%			22.5%

Earnings before income taxes	124.5	(18.3)	(2)	106.2	105.8	45.8	(2)	151.6
Provision for income taxes	11.8	(5.3)	(3)	6.5	12.4	2.0	(3)	14.4
Effective income tax rate	9.5%			6.1%	11.7%			9.5%
Net earnings	112.7	(13.0)		99.7	93.4	43.8		137.2

Noncontrolling interests	—	—		—	0.1	—		0.1

Net earnings attributable to Allegion plc	$112.7	$(13.0)		$99.7	$93.3	$43.8		$137.1

Diluted earnings per ordinary share attributable to
Allegion plc shareholders:	$1.26	$(0.15)		$1.11	$1.01	$0.48		$1.49

(1)Adjustments to operating income for the three months ended December 31, 2021, consist of $1.2 million of restructuring charges and acquisition and integration expenses. Adjustments to operating income for the three months ended December 31, 2020, consist of a $37.9 million loss on assets held for sale related to our QMI business, $5.1 million of restructuring charges and acquisition and integration expenses and a $2.8 million intangible asset impairment charge.
(2)Adjustments to earnings before income taxes for the three months ended December 31, 2021, consist of the adjustments to operating income discussed above and $1.2 million of debt refinancing costs, which are offset by a non-cash investment gain of $20.7 million. Adjustments to earnings before income taxes for the three months ended December 31, 2020, consist of the adjustments to operating income discussed above.
(3)Adjustments to the provision for income taxes for the three months ended December 31, 2021 and 2020, consist of $5.3 million of tax benefit and $2.0 million of tax expense, respectively, related to the excluded items discussed above.

	Year ended December 31, 2021				Year ended December 31, 2020
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$2,867.4	$—		$2,867.4	$2,719.9	$—		$2,719.9

Operating income	530.2	9.5	(1)	539.7	403.5	168.8	(1)	572.3
Operating margin	18.5%			18.8%	14.8%			21.0%

Earnings before income taxes	524.0	(16.4)	(2)	507.6	365.4	168.8	(2)	534.2
Provision for income taxes	40.7	(2.8)	(3)	37.9	50.9	9.0	(3)	59.9
Effective income tax rate	7.8%			7.5%	13.9%			11.2%
Net earnings	483.3	(13.6)		469.7	314.5	159.8		474.3

Noncontrolling interests	0.3	—		0.3	0.2	—		0.2

Net earnings attributable to Allegion plc	$483.0	$(13.6)		$469.4	$314.3	$159.8		$474.1

Diluted earnings per ordinary share attributable to
Allegion plc shareholders:	$5.34	$(0.15)		$5.19	$3.39	$1.72		$5.11

(1)Adjustments to operating income for the year ended December 31, 2021, consist of $9.5 million of restructuring charges and acquisition and integration expenses. Adjustments to operating income for the year ended December 31, 2020, consist of $101.7 million of goodwill and intangible asset impairment charges, a $37.9 million loss on assets held for sale related to our QMI business and $29.2 million of restructuring charges and acquisition and integration expenses.
(2)Adjustments to earnings before income taxes for the year ended December 31, 2021, consist of the adjustments to operating income discussed above and $1.2 million of debt refinancing costs, which are offset by a non-cash investment gain of $20.7 million and a $6.4 million gain on sale of the Company's interest in an equity method affiliate. Adjustments to earnings before income taxes for the year ended December 31, 2020, consist of the adjustments to operating income discussed above.
(3)Adjustments to the provision for income taxes for the year ended December 31, 2021 and 2020, consist of $2.8 million of tax benefit and $9.0 million of tax expense, respectively, related to the excluded items discussed above.

ALLEGION PLC	SCHEDULE 3

RECONCILIATION OF GAAP TO NON-GAAP REVENUE AND OPERATING INCOME BY REGION
(In millions)

	Three Months Ended December 31, 2021		Three Months Ended December 31, 2020
	As Reported	Margin	As Reported	Margin
Allegion Americas
Net revenues (GAAP)	$499.5		$521.2

Operating income (GAAP)	$105.5	21.1%	$147.8	28.4%
Restructuring charges	—	—%	0.7	0.1%
Adjusted operating income	105.5	21.1%	148.5	28.5%
Depreciation and amortization	8.7	1.8%	8.7	1.7%
Adjusted EBITDA	$114.2	22.9%	$157.2	30.2%

Allegion International
Net revenues (GAAP)	$209.7		$206.1

Operating income (loss) (GAAP)	$28.4	13.5%	$(9.3)	(4.5)%
Restructuring charges	0.9	0.4%	1.7	0.8%
Acquisition and integration costs	0.1	0.1%	—	—%
Impairment of goodwill and intangible assets	—	—%	2.8	1.4%
Loss on assets held for sale	—	—%	37.9	18.4%
Adjusted operating income	29.4	14.0%	33.1	16.1%
Depreciation and amortization	10.5	5.0%	10.4	5.0%
Adjusted EBITDA	$39.9	19.0%	$43.5	21.1%

Corporate
Operating loss (GAAP)	$(18.8)		$(20.8)
Restructuring charges	—		1.1
Acquisition and integration costs	0.2		1.6
Adjusted operating loss	(18.6)		(18.1)
Depreciation and amortization	0.8		1.1
Adjusted EBITDA	$(17.8)		$(17.0)

Total
Net revenues	$709.2		$727.3

Adjusted operating income	$116.3	16.4%	$163.5	22.5%
Depreciation and amortization	20.0	2.8%	20.2	2.8%
Adjusted EBITDA	$136.3	19.2%	$183.7	25.3%

	Year ended December 31, 2021		Year ended December 31, 2020
	As Reported	Margin	As Reported	Margin
Allegion Americas
Net revenues (GAAP)	$2,072.2		$2,016.7

Operating income (GAAP)	$525.0	25.3%	$580.2	28.8%
Restructuring charges	0.1	—%	5.6	0.2%
Acquisition and integration costs	0.1	—%	—	—%
Adjusted operating income	525.2	25.3%	585.8	29.0%
Depreciation and amortization	34.8	1.7%	34.5	1.8%
Adjusted EBITDA	$560.0	27.0%	$620.3	30.8%

Allegion International
Net revenues (GAAP)	$795.2		$703.2

Operating income (loss) (GAAP)	$82.4	10.4%	$(102.1)	(14.5)%
Restructuring charges	4.7	0.6%	17.9	2.5%
Acquisition and integration costs	0.1	—%	—	—%
Impairment of goodwill and intangible assets	—	—%	101.7	14.5%
Loss on assets held for sale	—	—%	37.9	5.4%
Adjusted operating income	87.2	11.0%	55.4	7.9%
Depreciation and amortization	39.9	5.0%	39.0	5.5%
Adjusted EBITDA	$127.1	16.0%	$94.4	13.4%

Corporate
Operating loss (GAAP)	$(77.2)		$(74.6)
Restructuring charges	0.3		3.3
Acquisition and integration costs	4.2		2.4
Adjusted operating loss	(72.7)		(68.9)
Depreciation and amortization	4.0		4.5
Adjusted EBITDA	$(68.7)		$(64.4)

Total
Net revenues	$2,867.4		$2,719.9

Adjusted operating income	$539.7	18.8%	$572.3	21.0%
Depreciation and amortization	78.7	2.8%	78.0	2.9%
Adjusted EBITDA	$618.4	21.6%	$650.3	23.9%

ALLEGION PLC	SCHEDULE 4

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW AND NET EARNINGS TO ADJUSTED EBITDA
(In millions)

	Year ended December 31,
	2021	2020
Net cash from operating activities	$488.6	$490.3
Capital expenditures	(45.4)	(47.1)
Available cash flow	$443.2	$443.2

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net earnings (GAAP)	$112.7	$93.4	$483.3	$314.5
Provision for income taxes	11.8	12.4	40.7	50.9
Interest expense	13.2	12.3	50.2	51.1
Depreciation and amortization	20.0	20.2	78.7	78.0
EBITDA	157.7	138.3	652.9	494.5

Other income, net	(22.6)	(0.4)	(44.0)	(13.0)
Impairment of goodwill and intangible assets	—	2.8	—	101.7
Loss on assets held for sale	—	37.9	—	37.9
Acquisition and integration costs and restructuring charges	1.2	5.1	9.5	29.2
Adjusted EBITDA	$136.3	$183.7	$618.4	$650.3

ALLEGION PLC	SCHEDULE 5

RECONCILIATION OF GAAP REVENUE GROWTH TO NON-GAAP ORGANIC REVENUE GROWTH BY REGION

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Allegion Americas
Revenue growth (GAAP)	(4.2)%	(1.0)%	2.8%	(4.6)%
Acquisitions and divestitures	—%	0.3%	—%	0.4%
Currency translation effects	(0.1)%	—%	(0.4)%	—%
Organic growth (non-GAAP)	(4.3)%	(0.7)%	2.4%	(4.2)%

Allegion International
Revenue growth (GAAP)	1.7%	6.6%	13.1%	(4.9)%
Acquisitions and divestitures	1.1%	—%	2.0%	0.1%
Currency translation effects	3.0%	(6.9)%	(4.7)%	(1.6)%
Organic growth (non-GAAP)	5.8%	(0.3)%	10.4%	(6.4)%

Total
Revenue growth (GAAP)	(2.5)%	1.1%	5.4%	(4.7)%
Acquisitions and divestitures	0.3%	0.2%	0.5%	0.3%
Currency translation effects	0.8%	(1.9)%	(1.4)%	(0.4)%
Organic growth (non-GAAP)	(1.4)%	(0.6)%	4.5%	(4.8)%